                           MILESTONE PROPERTIES, INC.

                     150 East Palmetto Park Road, 4th Floor
                            Boca Raton, Florida 33432
                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ----------------------

         The Annual Meeting of Stockholders of MILESTONE PROPERTIES, INC. (the ACompany@), a Delaware corporation, will be held at the offices of Adorno & Zeder, P.A., 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33133, on Friday, May 26, 2000, at 10:00 a.m., local time, for the following purposes:

(1) To elect two Class I directors to be elected by the holders of the Company's Common Stock;

(2) To ratify the appointment of Ahearn, Jasco + Company, P.A. as the auditors for the Company for the year ending December 31, 2000; and

(3) To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of the Company's stock at the close of business on April 14, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

         Attendance at the meeting will be limited to the Company's stockholders or their proxies having evidence of ownership and to guests of the Company. If you hold shares of the Company's stock through a bank or broker, a copy of an account statement from your bank or broker will suffice as evidence of ownership.

         You are requested to fill in, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. Any stockholder of the Company attending the meeting may vote in person even if he or she has already returned a proxy.

                                  By the Board of Directors,

                                  HARVEY SHORE
                                  Secretary

Boca Raton, Florida
April 25, 2000

         IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

                           MILESTONE PROPERTIES, INC.

                     150 East Palmetto Park Road, 4th Floor
                            Boca Raton, Florida 33432
                             ----------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 26, 2000

                             ----------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MILESTONE PROPERTIES, INC. (the ACompany@), a Delaware corporation, to be used at the Annual Meeting to be held on Friday, May 26, 2000, at 10:00 a.m., local time, and at any adjournments thereof (the AMeeting@).

         The principal executive offices of the Company are located at 150 East Palmetto Park Road, 4th Floor, Boca Raton, Florida 33432. The approximate date on which this Proxy Statement, the foregoing notice and the enclosed form of proxy card were first sent or given to holders of the Company's common stock, par value $.01 per share (the ACommon Stock@) was May 3, 2000.

                                     VOTING

         Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.

         Only common stockholders of record at the close of business on April 14, 2000 (the ARecord Date@) are entitled to notice of, and to vote at, the Meeting. At the Meeting, holders of the Common Stock, voting as a separate class, will elect two Class I directors whose terms will expire at the Annual Meeting of Stockholders to be held in 2003, consider and act upon a proposal to ratify the appointment of Ahearn, Jasco + Company, P.A. as the auditors for the Company to serve for the current year, and consider and act upon such other matters as may properly come before the Meeting. Each holder of Common Stock is entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such holder. Holders of the Company's $.78 Convertible Series A preferred stock, par value $.01 per share (the "Preferred Stock"), are not entitled to vote at, or participate in, the Meeting. Each holder of Preferred Stock is entitled to one vote to fill each Class III directorship that holders of the Preferred Stock are entitled to vote on, for each share of Preferred Stock held by such holder; however, the next election of Class III directors will not occur until the 2002 Annual Meeting. There were outstanding on the Record Date approximately 4,943,633 shares of Common Stock (which includes 655,091 Treasury Shares) and 16,423 shares of Preferred Stock.

         Under Delaware law and the Company's By-Laws, the presence in person or by proxy of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting for the matters to be voted upon by the holders of the Common Stock at the Meeting. For purposes of determining if a quorum is present at the Meeting, abstentions and broker Anon-votes@ will be included in the determination of the number of shares present at the Meeting. Abstentions will have the same effect as negative votes except with regard to the election of directors, as directors are elected by a plurality of the votes cast. Broker Anon-votes@ will not be counted in the tabulations of the votes cast on other proposals presented to stockholders since shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker Anon-vote@ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the foregoing notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of securities of the Company as of the close of business on April 14, 2000 by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers who beneficially owns shares of Common Stock or Preferred Stock and (iv) all directors, nominees for director and executive officers of the Company as a group. The information in the table reflects the current conversion ratio for the Preferred Stock (which is convertible at any time, for no consideration, into Common Stock) of 0.91 shares of Preferred stock to be surrendered for each share of Common Stock to be received upon conversion. The information in the table also gives effect for the Company's cancellation, as of the close of business on March 5, 1999, of 2,983,284 shares of Preferred Stock in connection with the settlement of a purported class action and derivative lawsuit (the "Winston Actions@) brought by a holder of the Preferred Stock on his own behalf, purportedly on behalf of all holders of the Preferred Stock and derivatively on behalf of the Company against the Company, certain past and present members of its Board of Directors and executive officers, and Concord Assets Group, Inc. (AConcord@).

         Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned by such person. The Common Stock is the only voting security of the Company, except that holders of the Preferred Stock currently have the right to elect two of the

Company's Class III directors. A person is deemed to beneficially own a security if he or she has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.


                                                     Common Stock                        Preferred Stock
                                                     ------------                        ---------------
Name of Beneficial Owner                             Number of          Percent          Number of         Percent
------------------------                             ---------          -------          ---------         -------
                                                     Shares             of Class(18)     Shares            Of Class
                                                     ------             ------------     --------          --------

Robert A. Mandor (1) .....................           2,955,466(2)       68.88%           4,348(3)          26.48%
Leonard S. Mandor(1) .....................           2,952,845(4)       68.85%           2,500(5)          15.22%
Concord Assets Group, Inc.(1) ............           2,903,845(6)       67.67%           2,500             15.22%
Castle Plaza, Inc.(1) ....................           2,260,564          52.71%               -                 -
Concord Milestone, Incorporated(1)........             274,910(7)        6.41%               -                 -
Concord Fund Incorporated(1) .............             274,910(8)        6.41%               -                 -
George J. D'Angelo(9) ....................             229,000           5.34%               -                 -
Loeb Arbitrage Fund.......................             214,664(10)       5.01%               -                 -
Harvey Shore  ............................              29,180(11)       *                   -                 -
Loeb Partners Corp........................              27,432(10)       *                   -                 -
Joseph P. Otto ...........................              26,463(12)       *                 362(13)          2.20%
Gregory McMahon ..........................              12,610(14)       *                 100              *
Geoffrey S. Aaronson .....................              12,500(15)       *                   -                 -

All directors, nominees for director
and executive officers as a group
(8 persons) (16)(17)                                 3,035,861          69.87%           4,810             29.29%
-------------------

*        Less than 1%

(1) The address of each of the indicated stockholders is c/o Milestone Properties, Inc., 150 East Palmetto Park Road, 4th Floor, Boca Raton, Florida 33432

(2) Includes (a) 2,031 shares of Common Stock issuable upon the conversion of 1,848 shares of Preferred Stock; (b) 590 shares of Common Stock owned directly; (c) 2,903,845 shares of Common Stock beneficially owned by Concord (see footnote (6)) and (d) 49,000 shares of Common Stock owned by Mill Neck Associates. Mill Neck Associates is a general partnership in which Leonard S. Mandor and Robert A. Mandor each own a 50% general partnership interest. Therefore, each of them has the power to vote and dispose of the 49,000 shares and, as a result of such power, are each deemed to own beneficially all of such 49,000 shares. Robert A. Mandor is an officer, director and stockholder of Concord and, therefore, may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Concord. Robert A. Mandor disclaims beneficial ownership of the shares of Common Stock beneficially owned by Concord pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended (the AExchange Act@), by virtue of the ownership by Leonard S. Mandor of more than a majority of the outstanding capital stock of Concord, thereby giving Leonard S. Mandor the ultimate power to control the voting and disposition of the shares of Common Stock beneficially owned by Concord.

(3) Includes (a) 1,521 shares of Preferred Stock held in the name of American Century Co., as custodian for Robert A. Mandor's individual retirement account, (b) 218 shares of Preferred Stock held in the name of Resources Trust Corp., as custodian for Robert A. Mandor's individual retirement account, (c) 109 shares of Preferred Stock held in the name of Resources Trust Corp., as custodian for Elizabeth Mandor's individual retirement account and (d) 2,500 shares of Preferred Stock owned by Concord. Elizabeth Mandor is Robert Mandor's wife.

(4) Includes (a) 2,903,845 shares of Common Stock beneficially owned by Concord (see footnote (6)); and (b) 49,000 shares of Common Stock owned by Mill Neck Associates (see footnote (2)).

(5)      Represents 2,500 shares of Preferred Stock owned by Concord Assets
         Group, Inc.

(6) Includes (a) 274,910 shares of Common Stock held in the name of Concord Associates and beneficially owned by Concord Milestone, Incorporated (ACMI@), a wholly owned subsidiary of Concord (see footnote (7)); (b) 81,534 shares of Common Stock owned by Concord Milestone Partners, L.P., whose general partner, Concord Milestone Income II, Inc., is a wholly owned subsidiary of Concord; (c) 2,747 shares of Common Stock which Concord has the right to acquire upon conversion of 2,500 shares of the Preferred Stock directly owned by Concord; (d) 2,260,564 shares of Common Stock owned by Castle Plaza, Inc., a wholly owned subsidiary of Concord; (e) 163,291 shares of Common Stock owned by Mountain View Mall, Inc., a wholly owned subsidiary of Concord; and (f) 120,799 shares of Common Stock owned by Concord Income Realty Partners VI, L.P., a limited partnership, the sole general partner and sole limited partner of which are wholly owned subsidiaries of Concord.

(7) Consists of the 274,910 shares of Common Stock beneficially owned by Concord Fund Incorporated (ACFI@). CFI is a wholly owned subsidiary of CMI.

(8) Owned as successor to Concord Associates, the registered owner of such shares.

(9) Based on information contained in a Schedule 13D, as amended and filed with the Securities and Exchange Commission (the ACommission@) on November 9, 1998 by George J. D'Angelo. Mr. George D'Angelo's address is 14502 West Dale Mabry, Suite 305, Tampa, Florida 33618.

(10) Based on information reported in a Schedule 13D, as amended and filed with the Commission on January 26, 2000 by Vicki Z. Holleman, c/o Loeb Partners Corporation, 61 Broadway, New York, NY 10006.

(11) Includes 1,180 shares of Common Stock owned directly and 28,000 shares of Common Stock subject to currently exercisable options.

(12) Includes (a) 358 shares of Common Stock issuable upon conversion of 326 shares of Preferred Stock, (b) 26,000 shares of Common Stock subject to currently exercisable options and (c) 105 shares of Common Stock owned directly.

(13) These shares are held in the name of Resources Trust Corp., as custodian for Joseph P. Otto's individual retirement account.

(14) Includes (a) 110 shares of Common Stock issuable upon conversion of 100 shares of Preferred Stock and (b) 12,500 shares of Common Stock subject to options, 11,250 of which are currently exercisable and 1,250 of which will become exercisable within 60 days.

(15)     Consists of 12,500 shares of Common Stock owned directly

(16)     The shares of Common Stock beneficially owned by Concord (see footnote
         (6)), and Mill Neck Associates (see footnote (2)) may be deemed to be beneficially owned by both Leonard S. Mandor and Robert A. Mandor. Such shares, however, are only included once in the computation of shares beneficially owned by directors, nominees for director and executive officers as a group.

(17) Includes (a) 309,950 shares of Common Stock subject to currently exercisable options; and (b) 5,246 shares of Common Stock issuable upon the conversion of 4,774 shares of Preferred Stock.

(18) The percentage is based on 4,288,542 shares of Common Stock (shares outstanding on Record Date net of Treasury Shares)

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors currently consists of seven directors, five of whom are elected by the holders of the Common Stock and two of whom are elected by the holders of the Preferred Stock. The Board is divided into three classes, each of which consists of as nearly an equal number of directors as possible, and each year members of one of the three classes are elected for a three-year term.

         Under the Company's By-Laws, the affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting by the holders of the Common Stock and the holders of the Preferred Stock, voting as separate classes, is required to elect their respective nominees for directors. Each proxy received will be voted for the election of the applicable Board of Directors' nominees, unless otherwise specified in the proxy.

         At the Meeting, the holder of Common Stock, voting as a separate class, will elect two Class I directors for a term expiring at the Annual Meeting of Stockholders to be held in 2003 or until their successors have been elected and qualified. The Board of Directors' nominees for director for election as Class I directors by the holders of the Common Stock, Joseph P. Otto and Geoffrey S. Aaronson, are presently serving as directors of the Company. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was elected as a director or nominee.

         By virtue of Concord's beneficial ownership of in excess of 74% of the outstanding shares of Common Stock, Concord has the power to cause the election of Joseph P. Otto and Geoffrey S. Aaronson as directors of the Company at the Meeting. Concord has indicated to the Company that it intends to vote its shares of Common Stock in favor of the election of Joseph P. Otto and Geoffrey S. Aaronson as Class I directors. The presence at the Meeting of Concord's shares of Common Stock would establish a quorum and the voting of such shares in favor of the two nominees would result in their election.

         Certain information concerning the Board of Director's nominees for directors is set forth below:

         The Board of Directors recommends a vote FOR the election of the two nominees to the Company's Board of Directors. Proxies received from holders of shares of Common Stock will be voted FOR the election of Joseph P. Otto and Geoffrey S. Aaronson unless otherwise specified in the proxy.

Class I (Term To Expire 2003)

         Name of Director           Age           Director of the Company since
         ----------------           ---           -----------------------------
         Joseph P. Otto             46            December 1997
         Geoffrey S. Aaronson       49            December 1990

         The following individuals are the Company's other directors, whose terms of office will continue after the Meeting until the Annual Meeting of Stockholders to be held in 2001.:

Class II (Term To Expire 2001)

         Name of Director           Age           Director of the Company since
         ----------------           ---           -----------------------------
         Robert A. Mandor           48            December 1990
         Harvey Jacobson            57            December 1990

         The following individuals are the Company's other directors, whose terms of office will continue after the Meeting until the Annual Meeting of Stockholders to be held in 2002:

Class III (Term To Expire 2002)

            Name of Director         Age           Director of the Company since
            ----------------         ---           -----------------------------
            Leonard S. Mandor        53            December 1990
            Gregory McMahon          49            May 1991
            Harvey Shore             55            May 1999

         The following individuals are the Company's directors, whose terms of office will continue after the Meeting until such term expires as noted above:

         Geoffrey S. Aaronson is a shareholder of the law firm of Adorno & Zeder, P.A., in Miami, Florida. He has been with such firm since 1999. From 1982 until 1999, prior to joining Adorno & Zeder, P.A., Mr. Aaronson was a partner of the law firm Schantz, Schatzman, Aaronson & Perlman, P.A. Mr. Aaronson's law practice emphasizes corporate and business financial reorganizations.

         Harvey Jacobson was the Chief Executive Officer of Glencraft Lingerie Corporation, a lingerie manufacturing company, from 1985, until his retirement from such position in 1999.

         Leonard S. Mandor has served as Chairman of the Board and Chief Executive Officer of the Company since the Company began operations on December 18, 1990. Mr. Mandor is also the Chief Executive Officer and a director of Concord and has been associated with Concord since its inception in 1981.

         Robert A. Mandor has served as President, Chief Financial Officer and a director of the Company since it began operations on December 18, 1990. Mr. Mandor is also the President and a director of Concord and has been associated with Concord since its inception in 1981.

         Gregory McMahon is a Certified Public Accountant and has been a partner in the accounting firm of John McMahon & Sons for more than 17 years. Mr. McMahon specializes in taxation and real estate.

         Joseph P. Otto has served as a Vice President of the Company since it began its operations in December 1990 and as a director of the Company since 1997. Mr. Otto is also a Vice President of Concord and has been associated with Concord since 1984.

         Harvey Shore has served as Secretary and a Senior Vice President of the Company since it began operations on December 18, 1990 and as a director of the Company since 1999. Mr. Shore is also a Senior Vice President of Concord and has been associated with Concord since 1983.

         Leonard S. Mandor and Robert A. Mandor are brothers. There are no other family relationships among any other directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

         The Board of Directors currently has the following committees:

         The Audit Committee, consisting of Messrs. Aaronson, Jacobson and McMahon. The Audit Committee's function is to assist the Board of Directors in fulfilling its fiduciary responsibilities relating to accounting and reporting, and to maintain an independent line of communication between the Board of Directors, the Company's auditors and the Company's internal accounting staff.

         The Compensation Committee, consisting of Messrs. Aaronson, Jacobson and McMahon. The Compensation Committee's function is to recommend to the Board of Directors the appropriate level of compensation (including incentive compensation based upon performance-related criteria) to be paid to the Company's executives. The Compensation Committee is also responsible for administering and making grants under the Company's 1993 Employee Stock Option Plan (the AEmployee Plan@) and the 1999 Stock Option Plan.

         The Executive Committee, consisting of Leonard S. Mandor, Robert A. Mandor and Joseph P. Otto. The Executive Committee's function is to exercise certain powers of the Board of Directors, when necessary or appropriate for the efficient management of the business and affairs of the Company, between meetings of the Board of Directors.

         The Related Party Transaction Committee (the ARPT Committee@), consisting of Messrs. Aaronson, Jacobson and McMahon. The RPT Committee's function is to evaluate the appropriateness of entering into, the terms of, and enforcing, transactions with affiliates and related parties.

         Members of each committee are appointed annually. The Company does not have a standing Nominating Committee.

         During the year ended December 31, 1999, the Board of Directors held four meetings, the Compensation Committee held four meetings, the RPT Committee and the Audit Committee held no meetings, and the Executive Committee acted by unanimous consent one time. During 1999, all directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

Compensation of Directors

         Each of the Company's directors who is not an employee of the Company receives an annual fee of $20,000 for serving as a director, and each member of the Compensation Committee, the RPT Committee and the Audit Committee receives a fee of $600 for each committee meeting attended. All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses in connection with all meetings of the Board of Directors and committee meetings attended.

         Under the Company's 1993 Nonemployee Director Stock Option Plan (the ADirector Plan@), each director who is not an employee of the Company is granted options to purchase 2,500 shares of Common Stock on the Director's first election to the Board of Directors and, thereafter through December 28, 2003, is granted options to purchase an additional 2,500 shares of Common Stock at the time of each annual meeting of stockholders for his or her prior year of service as a director. Generally, one-half of each such grant of 2,500 options becomes exercisable on the first anniversary of the date of the grant and the other half of such grant becomes exercisable on the second anniversary of the date of the grant. The nonemployee directors were not granted any options during the year ended December 31, 1998 because the Company did not hold an annual meeting of stockholders during 1998.

         Under the Stock Incentive Plan, approved by the Company's stockholders at the 1999 Annual Meeting, each of the Company's directors is eligible to receive awards from the Company of stock options, stock appreciation rights ("SARs@) and/or shares of Common Stock, or any combination thereof, as determined by the Compensation Committee, in addition to grants made pursuant to the Director Plan. During the year ended December 31, 1999, the fully vested options to purchase 12,500 shares of Common Stock held by each of the non-employee Directors and the unvested options to purchase 2,500 shares of common Stock held by each of the non-employee Directors were cancelled. In place thereof, each non-employee Director was granted 12,500 shares of Common Stock pursuant to the Stock Incentive Plan.

Executive Officers

     In addition to the person described below, Leonard S. Mandor, Robert A. Mandor, Joseph P. Otto and Harvey Shore are also executive officers of the Company, holding the offices described above. The Company has entered into Employment Agreements with each of its executive officers. Such agreements are described under the caption AEXECUTIVE COMPENSATION -Employment Arrangements and Compensation Plans.@

     Patrick S. Kirse, age 31, was appointed Vice President of Accounting of the Company in September 1997 and has served as Controller of the Company since October 1997. Mr. Kirse had served as a non-executive Vice President of the Company from February 1996 until September 1997 and has been associated with the Company since March 1995. From January 1992 until March 1995, Mr. Kirse, a Certified Public Accountant, was an accountant with Deloitte & Touche LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the AExchange Act@), requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports (ASection 16 Reports@) with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock, the Preferred Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from reporting persons, all Section 16(a) requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid by the Company to its Chief Executive Officer and each of its four most highly compensated executive officers (together, the ANamed Executive Officers@) for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years.

Summary Compensation Table


                                          Annual        Compen-
                                                         sation                Long-Term                Compensation
--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
                                                                                 Awards                    Payouts
         Name and                         Salary         Bonus                 Securities               LTIP Payouts
    Principal Position        Year          ($)          ($)(4)                Underlying                    ($)
    ------------------                     -----        --------              Options (#)                -----------

--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
Leonard S. Mandor           1999       446,698       519,500                       -                      326,356(3)
Chairman and Chief          1998       425,427       191,442                  111,100(2)                  334,730(1)
Executive Officer           1997       405,168       182,326                       -                      490,482
--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
Robert A. Mandor            1999       400,195       525,000                       -                      326,356(3)
President and Chief         1998       364,655       164,095                  111,100(2)                  334,730(1)
Financial Officer           1997       330,750       156,279                       -                      409,482
--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
Harvey Shore                1999       171,535        53,156                       -                          -
Senior Vice                 1998       151,264        45,379                   28,000(2)                      -
President                   1997       138,519        41,556                       -                          -
and Secretary
--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
Joseph P. Otto              1999       192,938       114,827                       -                          -
Vice President              1998       183,750        62,295                   26,000(2)                      -
                            1997       155,696        51,639                       -                          -

--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------
Patrick S. Kirse            1999       105,000        31,500                       -                          -
Vice President              1998       100,000        30,000                       -                          -
and Controller              1997        84,404         5,000                       -                          -
--------------------------- ---------  ------------- --------------  ------------------------------ ---------------------

----------------------

(1) Amounts were accrued in 1997 based upon 9% of the cumulative adjusted pre-tax profits of Milestone Asset Management, Inc. (AMAMI@), a wholly subsidiary of the Company, and were paid on January 6, 1998.

(2) Includes both new grants of options to purchase shares o Common Stock pursuant to the Employee Plan and grants of options which were issued to such executive officer upon the cancellation of outstanding options to purchase shares of Common Stock.

(3) Represents the repurchase by the Company of fully vested options to purchase 111,100 shares of Common Stock held by each of Robert A. Mandor and Leonard S. Mandor at the quoted market price of the Common Stock of $3.438 per share, less the exercise price of $.50 per option.

(4) Except for certain bonus amounts paid to Joseph P. Otto (see "Employment Arrangements and Compensation Plans" below, certain bonus amounts are accrued at the end of the respective fiscal year and paid in the following fiscal year.

         Except as set forth above, no other annual compensation, restricted stock awards, SARs or other compensation (as defined in Item 402 of Regulation S-K promulgated under the Exchange Act) were awarded to, earned by or paid to, any of the Named Executive Officers during any of the last three fiscal years.

                        Option Grants in Last Fiscal Year

         No stock options were granted to the Named Executive Officers during the year ended December 31, 1999. The Company may grant SARs to the Named Executive Officers (as well as other individuals) under the Stock Incentive Plan approved by the Company's stockholders at the 1999 annual Meeting.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

         The following table sets forth information with respect to the value at December 31, 1999 of unexercised stock options held by the Named Executive Officers. No options were exercised by any Named Executive Officer and no SARs were granted by the Company during the year ended December 31, 1999; however, on June 22, 1999 options to purchase 111,100 shares of Common Stock, issued to each of Robert A. Mandor and Leonard S. Mandor, were repurchased by the Company for the quoted market price of the Common Stock of $3.438 per share, less the exercise price of $.50 per option, and were subsequently canceled.


                                                       Number of Securities Underlying         Value of Unexercised
                             Shares                  Unexercised Options at Fiscal year-End    In-the-Money Options
                           Acquired on      Value                    (#)                       at Fiscal Year-End(1)
                            Exercise      Realized                                                      ($)
          Name                 (#)           ($)          Exercisable/Unexercisable          Exercisable/Unexercisable
------------------------- -------------  ----------- ------------------------------------  -----------------------------
Leonard S. Mandor               0             0                      0/0                                0/0
------------------------- -------------  ----------- ------------------------------------  -----------------------------
Robert A. Mandor                0             0                      0/0                                0/0
------------------------- -------------  ----------- ------------------------------------  -----------------------------
Harvey Shore                    0             0                    28,000/0                          63,000/0
------------------------- -------------  ----------- ------------------------------------  -----------------------------
Joseph P. Otto                  0             0                    26,000/0                          58,500/0
------------------------- -------------  ----------- ------------------------------------  -----------------------------
Patrick S. Kirse                0             0                      0/0                                0/0
------------------------- -------------  ----------- ------------------------------------  -----------------------------

----------------

(1) Based upon the last bid price for a share of the Common Stock of $2.75 as of the close of business on December 31, 1999, less the exercise price of each such option.

              Long-Term Incentive Plans -Awards in Last Fiscal Year

         No awards were granted to the Named Executive Officers under the Company's Long-Term Incentive Plan (ALTIP@) during the year ended December 31, 1999.

Employment Arrangements and Compensation Plans

         Effective as of January 1, 1999, the Company entered into new employment agreements with each of Leonard S. Mandor, Robert A. Mandor, Harvey Shore, Joseph P. Otto and Patrick S. Kirse. Such agreements have an initial three year term which will be automatically extended for additional consecutive one year periods unless written notice is given by either party to the other no later than

60 days before the expiration of the term. Pursuant to such agreements, Leonard
S. Mandor will continue to serve as the Chief Executive Officer of the Company, Robert A. Mandor will continue to serve as the President and Chief Financial Officer of the Company, Harvey Shore will continue to serve as Secretary and a Senior Vice President of the Company, Joseph P. Otto will continue to serve as a Vice President of the Company and Patrick S. Kirse will continue to serve as a Vice President of the Company. Under each such agreement, the executive is provided an annual base salary which is subject to annual adjustments at the discretion of the Board of Directors of the Company (or a committee thereof), but which may not be reduced to less than the base salary of such executive for the initial year of his agreement. Pursuant to their respective agreement, the initial base salary of each of the executive officers is as follows: Leonard S. Mandor --$446,698, Robert A. Mandor --$400,195, Harvey Shore --$171,535, Joseph
P. Otto --$192,938 and Patrick S. Kirse --$105,000. Effective as of April 19, 1999, the employment agreements of Robert A. Mandor and Harvey Shore were amended to increase each such executive's base salary by $25,000 and $18,358.34, respectively, in connection with an increased work load and greater responsibilities. In addition, pursuant to their respective agreement, each executive officer may be given an annual bonus. Bonuses awarded to Messrs. Shore, Otto and Kirse, pursuant to each executive's agreement, are subject to the sole discretion of the Board of Directors of the Company and are in addition to any bonuses awarded to them under the Management Incentive Plan (the AManagement Incentive Plan@), as adopted by the Compensation Committee of the Company on May 24, 1994, and bonuses payable to Leonard S. Mandor and Robert A. Mandor are to be paid in accordance with the guidelines set forth in the Management Incentive Plan and/or as otherwise determined by the Board of Directors of the Company in its discretion. During 1999, Mr. Otto received discretionary bonuses of $56,945 in connection with the successful disposition of certain real estate assets by the Company. The employment agreements also provide each executive officer with certain benefits, including a term life insurance policy generally providing for a benefit of no less than $200,000 and eligibility to participate in all benefit plans established by the Company (including, but not limited to, medical, bonus and stock option programs). If an executive's employment is terminated by the Company without Acause@ or in connection with, or as a result of, a Achange of control@ within three years of such Achange in control,@ including the executive's voluntary termination of his employment with the Company within 60 days of a Achange in control@ if there is a material change in the executive's working condition or status, the Company would be obligated to pay to the executive a termination payment of up to three times the executive's annual salary, then in effect, plus certain bonuses, and would be obligated to pay to the executive all fringe benefits accrued at the time of termination. For purposes of the employment agreements, Acause@ includes certain misconduct by the executive, conviction of the executive of a felony and neglect of the executive's duties and Achange of control@ includes certain acquisitions of voting securities giving a person 20% or more of the combined voting power of the Company, certain changes in the composition of the Company's Board of Directors, certain merges or other business combinations, cash tender or exchange offers, dispositions of assets or the liquidation or dissolution of the Company.

         Pursuant to the Management Incentive Plan annual bonuses may be awarded to the Company's executive officers pursuant to a formula based on (a) the Company's adjusted pre-tax net profit for each year compared to an adjusted pre-tax net profit target that is established for that year by the Compensation Committee, (b) the performance of the Common Stock and the Preferred Stock for that year and (c) for the Company's executive officers other than the two most senior executive officers (Leonard S. Mandor and Robert A. Mandor) the achievement of certain individual performance objectives established each year by the Compensation Committee. Under the LTIP a cash bonus was provided to each of Leonard S. Mandor and Robert A. Mandor of 9% of the adjusted pre-tax net profits of MAMI in 1997, 1998, 1999 and has been extended to cover 2000. Based on the achievement of certain Company performance objectives, the Compensation Committee recommended the award of, and the Board of Directors approved and awarded to Leonard S. Mandor and Robert A. Mandor, bonuses for 1998 of $191,442 and $164,095, respectively, under the Management Incentive Plan. In addition, on January 6, 1998, each of Leonard S. Mandor and Robert A. Mandor were paid $334,730, representing bonuses accrued to them under the LTIP for 1997. On June 22, 1999 options to purchase 111,100 shares of Common Stock, issued to each of Robert A. Mandor and Leonard S. Mandor, were repurchased by the Company for the quoted market price of the Common Stock of $3.438 per share, less the exercise price of $.50 per option. In January 2000, pursuant to the Management Incentive Plan, Harvey Shore, Joseph P. Otto and Patrick S. Kirse were paid bonuses for 1999 of $53,156, $57,882 and $31,500, respectively.

         Based on a recommendation by the Compensation Committee and effective for the year 2000, the Board of Directors has by resolution approved an increase in the base salary and annual bonuses of Leonard Mandor and Robert Mandor. For the year 2000 Leonard Mandor's base salary and annual bonus are $480,000 and $520,000, respectively. For the year 2000 Robert Mandor's base salary and annual bonus are $408,000 and $525,000, respectively.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1999, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Aaronson, Jacobson and McMahon. Mr. Aaronson is a shareholder in the law firm of Adorno & Zeder, P.A., which firm performed corporate and general legal services for the Company and its subsidiaries during the fourth quarter of the year ended December 31, 1999. The Company paid $9,000 to Adorno & Zeder, P.A. for services provided to the Company during the year ended December 31, 1999.

         Mr. McMahon is a partner in the independent certified public accounting firm of John McMahon & Sons, which firm performed accounting, tax and other general business advisory services for the Company and its subsidiaries during the year ended December 31, 1999 and which firm derives a substantial portion of its revenues from the services it provides to the Company, its subsidiaries and affiliates. The Company paid $32,500 to John McMahon & Sons for services provided to the Company during the year ended December 31, 1999. Except as set forth above, there were no interlocks or insider participants, as defined in
Item 402 of Regulation S-K promulgated under the proxy regulations of the Exchange Act, during the fiscal year ended December 31, 1999.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Compensation Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, all subject to the approval of the Board of Directors. The Compensation Committee makes its compensation determinations based upon input from the Company's management and other directors, its own analysis of such information as well as of information it compiles on its own, and the business experience of the Compensation Committee's members.

Overall Policy

         The Compensation Committee believes that the Company's executive officers constitute a highly qualified and motivated management team. The Compensation Committee further believes that the stability of the management team, as well as the Company's ability to continue to motivate management and retain highly qualified executives, will be a contributing factor to the Company's growth and success. The major elements of the Company's executive compensation program are fixed compensation in the form of base salary and variable compensation in the form of annual cash incentive bonuses and stock options. Executive officers are also entitled to customary benefits usually available to all employees of the Company, including health care and life insurance.

Federal Income Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the ACode@), limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million (the ADeductibility Limit@), subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer's compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. The Compensation Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Code. While the Company does not expect to pay its executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

Base Salary

         Each of the Company's executive officers had employment agreements with the Company which were operative during the year ended December 31, 1999. Each such agreement set an initial base salary for the executive with whom the agreement was entered into and provided for discretionary annual increases of base salary. The Compensation Committee considers various factors in its annual review of the base salaries of all executives including the executive's level of responsibility, tenure with the Company, prior year's total compensation, effectiveness of management and other subjective factors. The Compensation Committee then makes recommendations to the full Board of Directors regarding any increases in the base salaries of the executive officers. The full Board of Directors then discusses and reviews such recommendations and makes such adjustments to the executives' base salaries as it deems appropriate. Effective January 1, 1999, the Company entered into new three year employment agreements with each of its executive officers. See AEXECUTIVE COMPENSATION -Employment Arrangements and Compensation Plans.@ Pursuant to such new agreements, the base salary of each executive officer may be increased annually under the same procedures described above in connection with the previous employment agreements. Such salary adjustments are based on annual evaluations of the performance of the Company and each executive officer, and take into account any new responsibilities of the executive. Pursuant to a resolution, the Board of Directors has modified the annual salary and bonus compensation of Leonard Mandor and Robert Mandor effective for the year 2000.

Annual Incentives

         Discretionary cash bonuses may be granted to each of the Company's executive officers pursuant to their respective employment agreements. In addition, pursuant to the Management Incentive Plan, cash bonuses are payable annually to each of Leonard S. Mandor, Robert A. Mandor, Harvey Shore, Joseph P. Otto and Patrick S. Kirse based upon certain criteria. Pursuant to the Management Incentive Plan, the Company's Chief Executive Officer and President may receive bonuses based upon the Company's adjusted pre-tax net profit and the performance of the Common Stock and the Preferred Stock while the Company's other executive officers may receive bonuses based upon the Company's adjusted pre-tax net profit, the performance of the Common Stock and the Preferred Stock, and the achievement of certain individual performance objectives.

Long Term Incentives

         Long Term Incentive Plan. Under the Company's LTIP, Leonard S. Mandor and Robert A. Mandor were and are entitled to cash payments based upon 9% of the adjusted pre-tax profit of MAMI for 1997, 1998, 1999 and 2000.

         Stock Options, SARs and Stock Awards. Under the Company's 1993 Employee Stock Option Plan, options to purchase shares of Common Stock have been granted to the executive officers of the Company. Such grants will continue under the Stock Incentive Plan, as approved by the Company's stockholders at the 1999 Annual Meeting of Stockholders. Under the Company's Stock Incentive Plan, the Company is able to award to the executives of the Company SARs and shares of Common Stock, and any combination thereof. The grant of stock options, SARs and stock awards to the Company's executive officers is intended to align the executive officers' long-range interests with those of the Company's stockholders by providing the executive officers with the opportunity to build a meaningful stake in the Company and create stockholder value as reflected in growth of the market price of the Common Stock.

Executive Officers Compensation

         The Compensation Committee of the Board of Directors is comprised of Geoffrey S. Aaronson, Harvey Jacobson and Gregory McMahon. The compensation paid to the Company's Chief Executive Officer, Leonard S. Mandor, in fiscal 1999 consisted of base salary and bonus and was established pursuant to his employment agreement with the Company as well as his participation in the Management Incentive Plan and the LTIP. Under the terms of his employment agreement (taking into account annual discretionary adjustments to his base salary), Mr. Mandor received an annual base salary of $446,698 and bonus compensation in the amount of $519,500 for fiscal 1999. Based on a recommendation by the Compensation Committee and effective for the year 2000, the Board of Directors has by resolution approved an increase in the base salary and annual bonuses of Leonard Mandor and Robert Mandor. For the year 2000 Leonard Mandor's base salary and annual bonus are $480,000 and $520,000, respectively. For the year 2000 Robert Mandor's base salary and annual bonus are $408,000 and $525,000, respectively. The terms of the employment agreement that was operative for 1999, as well as those of the employment agreement which will be operative for 2000, are described in detail under the section AEXECUTIVE COMPENSATION -Employment Arrangements and Compensation Plans@ of this Proxy Statement. In addition, under the LTIP, Mr. Mandor was entitled to a cash bonus based upon 9% of the adjusted pre-tax net profit of MAMI. While Mr. Mandor did not accrue any bonus under the LTIP for the year ended December 31, 1999, he received a payout of $326,356 under the LTIP on June 30, 1999 relating to the repurchase by the Company of fully vested options to purchase 111,100 shares of Common Stock.

                                PERFORMANCE GRAPH

         The following performance graph compares the yearly percentage change for the five fiscal years ended December 31, 1999 in the cumulative total stockholder return on the Common Stock with the cumulative total return on the S&P 500 Composite Index and in a self-determined peer group. The companies included in the self-determined peer group are Acadia Realty Trust, Saul Centers Inc., Burnham Pacific Properties, Bradley Real Estate, Inc., Centertrust Retail Properties, Developers Diversified Realty, Federal Realty Investment Trust, IRT Property Co., JDN Realty Corp., Kimco Realty Corp., Konover Property Trust, New Plan Excel Realty Trust, Regency Realty Corp., Western Investment Real Estate Trust and Weingarten Realty. The performance shown is not necessarily indicative of future performance.

         Effective as of the opening of the trading session on September 11, 1998, the Common Stock (and the Preferred Stock) was delisted from the New York Stock Exchange. Since about July 6, 1998, a market has been made for shares of the Common Stock (and the Preferred Stock) on the Over-The -Counter Bulletin Board (the "OTC Bulletin Board").


             Milestone      Peer Group        S&P 500
12/30/94     100.00            100.00           100.00
12/29/95      48.76             98.41           137.59
12/31/96      24.38            118.24           169.18
12/31/97      22.16            128.12           225.64
12/31/98      28.82            118.03           290.12
12/31/99      97.84            104.83           351.08

Value of $100 invested after five years(1):

         Milestone Properties Inc. Common Stock                   $ 97.84
         S&P 500 Composite Index                                  $351.08
         Peer Group Index                                         $104.83
----------------------
(1) Assumes the investment of $100 on December 31, 1994 in the Common Stock, the S&P 500 Composite Index and the self-determined peer group index and assumes the reinvestment of dividends except as set forth in this footnote. The graph accounts for the spin-off (the ASpin-off@) by the Company on November 21, 1995 of Union Properties Investors, Inc.(AUPI@), a then wholly owned subsidiary of the Company, as a result of which one share of UPI's common stock was distributed to each Common Stockholder of the Company for each share of Common Stock then held. For purposes of the graph, the Spin-off has been treated as a cash distribution, before any taxes, and the Company has assumed that the proceeds therefrom were reinvested in shares of Common Stock. The first available market share price for a share of UPI common stock following the Spin-off was on December 4, 1995 which reflected a fair market value of $.50 per share at such time. On February 27, 1997, UPI was sold to Kranzco Realty Trust (AKRT@) as a result of which UPI common stockholders received, for each share of UPI common stock then held, an amount of KRT preferred stock then estimated to be equivalent to $7.81. The sale of UPI to KRT and the UPI common stockholders' receipt of KRT preferred stock has not been reflected in the graph.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The Company, certain past and present members of its Board of Directors and executive officers, and Concord were named as defendants in the Winston Actions, which were commenced in 1996. On August 5, 1998, the counsel for the named plaintiff in the Winston Actions and the counsel for the defendants entered into a Stipulation and Agreement of Settlement (the ASettlement Agreement@) which memorialized the terms of a settlement (the ASettlement@) of the Winston Actions. On January 28, 1999, the Delaware Court approved the Settlement which approval became final effective as of the close of business on March 5, 1999. In connection with the Winston Actions, the Company retained counsel for all of the defendants, including, without limitation, Leonard S. Mandor, Robert A. Mandor, Harvey Jacobson, Gregory McMahon and Geoffrey Aaronson (each of whom is a director and/or officer of the Company) and assumed responsibility for the payment of all legal fees incurred by such persons in connection with the Winston Actions and the Settlement.

                  In December 1990, the Company entered into an executive management agreement, as amended (the AExecutive Management Agreement@), with Concord, pursuant to which the Company provides management services and assists Concord in the management of certain properties (the AConcord Properties@) owned by Concord and its affiliates, including limited partnerships controlled by Concord or affiliates of Concord. Pursuant to the Executive Management Agreement, which is renewable annually, the Company makes available to Concord certain personnel of the Company to provide management services (the AManagement Services@) to Concord in connection with which Concord is required to reimburse the Company based upon the hourly wage rate of such personnel, and the Company provides Concord with office space and general office services. The Management Services include overseeing all financing, acquisitions, disposition and operational functions of the relevant Concord Properties. The operational functions of the Management Services include procuring and maintaining insurance, leasing, supervising and administering expansion and maintenance projects, and performing all other necessary services for maintaining the Concord Properties involved. Under the Executive Management Agreement, affiliates of Concord engaged in real estate brokerage activities may receive brokerage or leasing commissions in connection with the purchase, sale or leasing of properties by the Company. In January 1999 the Executive Management Agreement was amended to reduce by 50% the quarterly fee paid by Concord to the Company for Management Services to its present quarterly fee of $3,125 and to reduce by 50% the amount reimbursed by Concord for office space and general office services to its present fee of 6.25% of actual costs. This reduction was occasioned by a significant decrease in the Management Services. Pursuant to the Executive Management Agreement, Concord owes the Company $34,379 and $67,491 for expenses incurred by the Company in 1999 and 1998, respectively. In addition, Concord owes the Company $39,396 and $76,576 for various services provided by the Company to Concord in 1999 and 1998, respectively, pursuant to the Executive Management Agreement. Leonard S. Mandor and Robert A. Mandor are the only shareholders, the only directors and the Chief Executive Officer and the President and Chief Financial Officer, respectively, of Concord. Harvey Shore is the Secretary and a Senior Vice President of Concord and Joseph P. Otto is a Vice President of Concord. Leonard S. Mandor and Robert A. Mandor beneficially own in the aggregate all of the outstanding common stock of Concord.

                  Milestone Properties Management, Inc. (AMPMI@), one of the Company's wholly owned subsidiaries, is a party to a property management agreement (the AProperty Management Agreement@) with Concord under which MPMI manages certain properties owned by Concord and its affiliates, including limited partnerships controlled by Concord or affiliates of Concord. Pursuant to the Property Management Agreement, MPMI received no termination fees and did not incur accelerated amortization in connection with the termination of management agreements for the year ended December 31, 1999, which would have resulted from the sale or foreclosure of properties owned by limited partnerships syndicated by Concord. As of December 31, 1999, MPMI performed property management and leasing services for 12 of Concord's shopping centers pursuant to property management agreements

                  The Company's current obligations as master lessee under nine leases on commercial real estate properties are guaranteed by Concord. The Company has no obligation to indemnify Concord with respect to such guarantees.

                  See the section ACOMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION@ of this Proxy Statement for a discussion of certain other relationships and related transactions between the Company and each of Geoffrey S. Aaronson and Gregory McMahon, directors of the Company.

                       PROPOSAL 2 - SELECTION OF AUDITORS

                  The Board of Directors has selected Ahearn, Jasco + Company, P.A., independent auditors, as auditors for the Company for the year ending December 31, 2000. Ahearn, Jasco + Company, P.A. were the auditors for the Company for the year ended December 31, 1999. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for holders of shares of Common Stock to pass upon the selection of auditors. By virtue of its ownership of in excess of 74% of the outstanding shares of Common Stock, Concord has the power to cause the ratification of Ahearn, Jasco + Company, P.A. as auditors for the Company for the year ending December 31, 2000. Concord has indicated to the Company that it intends to vote its shares of Common Stock in favor of the ratification of the selection of Ahearn, Jasco + Company, P.A., as the Company's auditors for 2000.

                  It is expected that representatives of Ahearn, Jasco + Company, P.A. will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                  The Board of Directors recommends a vote FOR ratificatio of the appointment of the auditors. Proxies received from holders of shares of Common Stock will be voted FOR the appointment of Ahearn, Jasco + Company, P.A., as auditors for the Company, unless otherwise specified in the proxy.


                        CHANGES IN CERTIFYING ACCOUNTANT

                  On October 28, 1998, the Company terminated its relationship with the accounting firm of Deloitte & Touche LLP as the independent auditor of the Company's financial statements. Deloitte & Touche LLP's reports on the Company's consolidated balance sheets as of December 31, 1996 and 1997, and the related consolidated statements of revenues and expenses, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 did not contain any adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the above mentioned periods and the interim periods ended June 30, 1998 and through October 28, 1998, the Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable event, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

                  The Company has never been advised by Deloitte & Touche LLP that (i) the internal controls necessary for the Company to develop reliable financial statements do not exist; (ii) information had come to its attention that led it to no longer be able to rely on management's representations or that had made it unwilling to be associated with the financial statements representations or that had made it unwilling to be associated with the financial statements prepared by management; (iii) there was a need to expand significantly the scope of the audit, or that information had come to its attention that, if further investigated, may (or may have):
         (a) materially impact (or impacted) the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the year ended December 31, 1998, or (b) cause (or caused) it to be unwilling to rely on management's representations or to be associated with the Company's financial statements; or (iv) information has (or had) come to its attention that it has (or had) concluded materially impacts (or impacted) the fairness or reliability of either: (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued for the year ended December 31, 1998 (including information that, unless resolved to the satisfaction of Deloitte & Touche LLP, would prevent it from rendering an unqualified audit report on such financial statements).

                  On November 2, 1998, the Company retained the accounting firm of Ahearn, Jasco + Company, P.A. as its new independent auditor to audit the Company's financial statements for the fiscal year ended December 31, 1998.

                  The decision to change accounting firms as the Company's independent auditor to audit the Company's financial statements was approved by the Audit Committee of the Company's Board of Directors on October 27, 1998.


                    STOCKHOLDER PROPOSALS AND OTHER BUSINESS

                  Any eligible stockholder of the Company who wishes to submit a proposal for action at the next annual meeting of stockholders of the Company and desires that such proposal be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to the Company at its principal executive officers prior to January 8, 2001 and must otherwise comply with the rules of the Commission and the Company's governing documents relating to stockholders proposals.

                  The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by an eligible stockholder of the Company for action at the next annual meeting of stockholders of the Company but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office prior to March 8, 2001 but no earlier than January 8, 2001 and certain conditions of the applicable rules of the Commission are satisfied.

                           ANNUAL REPORT ON FORM 10-K


                  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 is being mailed simultaneously with this Proxy Statement.

                  COPIES OF THE EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH EXHIBITS. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY AT 150 EAST PALMETTO PARK ROAD, 4TH FLOOR, BOCA RATON, FLORIDA 33432, ATTENTION: DIRECTOR OF STOCKHOLDER SERVICES.

                                  MISCELLANEOUS


                  The Company will bear the cost of preparing, assembling and mailing the enclosed proxy card, this Proxy Statement and other material, which may be sent to the Company's stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, facsimile, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

                                            By order of the Board of Directors,
                                            HARVEY SHORE
                                            Secretary

Boca Raton, Florida
April 25, 2000

                           MILESTONE PROPERTIES, INC.
                           150 East Palmetto Park Road
                                  Fourth Floor
                            Boca Raton, Florida 33432

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2000

         The undersigned shareholder of Milestone Properties, Inc., a Delaware corporation (the "Company") hereby appoints Leonard S. Mandor, Robert A. Mandor and Harvey Shore, or any of them acting singly in the absence of the other, true and lawful proxy or proxies, with full power of substitution and revocation in each, for and in the name of the undersigned to vote all shares of common stock, $.01 par value, of the Company outstanding in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Adorno & Zeder, P.A., 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33133, on May 26, 2000, at 10:00 A.M., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof. This proxy is revocable. The undersigned reserves the right to attend and vote in person. The undersigned hereby acknowledges receipt of the Notice of Meeting of Shareholders dated April 25, 2000, the Proxy Statement accompanying the Notice, and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         This proxy, when properly executed, will be voted as directed herein with respect to the matters set forth on the reverse side of this proxy. If this proxy is executed but no directions are given, this proxy will be voted FOR the election as directors of the two nominees nominated in Proposal One to serve as Class I Directors of the Company to be elected by the holders of Common Stock, and FOR the ratification of the appointment of Ahearn, Jasco + Company, P.A. to serve as independent auditors for the Company. In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment(s) thereof.

         Each shareholder should specify by a mark in the appropriate           MILESTONE PROPERTIES, INC.
box on the reverse side how they wish their shares voted.  Shares will          P.O. BOX 11302
be voted as specified.  IF NO SPECIFICATION IS MADE ABOVE,                      NEW YORK, N.Y. 10203-0302
SHARES WILL BE VOTED FOR PROPOSAL 1, 2 AND 3 ON THE
REVERSE SIDE.

(Continued and to be dated and signed on the reverse side)

         Said proxies are directed to vote as indicated in the following proposals:


   1.       PROPOSAL 1:           The election of two Class I directors to be elected by the holders of the Company's Common Stock.

            /___/    FOR all nominees listed below               /___/    WITHHOLD AUTHORITY to vote
                     (except as indicated below)                          for all nominees listed below

                                  Nominees: Geoffrey S. Aaronson and Joseph P. Otto
            (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.)

            Exceptions_______________________________________________________________________

   2.       PROPOSAL 2:           To ratify the appointment of Ahearn, Jasco + Company, P.A. to serve as the Company's
                                  Independent Auditors for the year ending December 31, 2000:
                                      /____ /  FOR                        /____ / AGAINST                    /____ / ABSTAIN

   3.       OTHER MATTERS:

            To vote with discretionary authority upon any other matters which
             may properly come before the meeting or any adjournment(s) thereof.     I am planning to attend the Annual Meeting /_/

                                                                                              Change of Address and or
                                                                                              Comments Mark Here        /_/


                                                                                      (Please sign your name exactly as the name
                                                                                      appears hereon. If the stock is registered
                                                                                      in the names of two or more persons, each
                                                                                      should sign. When signing as an executor,
                                                                                      administrator, trustee, guardian, or
                                                                                      attorney, please give your full title as
                                                                                      it appears hereon. When a proxy is given
                                                                                      by a corporation, it should be signed by
                                                                                      an authorized corporate officer of the
                                                                                      company, indicating their corporate office
                                                                                      and the corporate seal should be affixed.)

                                                                                      Dated:                        , 2000
                                                                                             -----------------------

                                                                                      ------------------------------------
                                                                                      ------------------------------------
                                                                                      ------------------------------------
                                                                                      ------------------------------------
                                                                                      Signature(s) of Shareholder(s)

                                                                                      -----------------------------
                                                                                      Signature if held jointly

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE REPLY ENVELOPE. Votes MUST be indicated (X) in Black or Blue ink. /X/
                                                  --